March 18, 2010

Mr. William C. Andrews

Dear Kriss:

We (“ECD”) would like to engage you (“Consultant”) to provide financial, accounting and investor relations support and, upon your appointment by our Board of Directors, to serve as interim Chief Financial Officer of ECD (the “Services”).  Your contact person at ECD is Mark Morelli, and you will report directly to him.

The term of this Agreement will be effective immediately and continue until terminated by either party.  As compensation for the Services, ECD will pay you a fee of $50,000 per month, pro rated for any partial months, with a minimum compensation of $150,000, unless terminated by ECD for cause, as reasonably determined by ECD.  This fee cannot increase without the prior written approval of ECD.  You will also be reimbursed for actual out-of pocket expenses, including travel and lodging.  Please submit your invoice to your contact person at ECD.

Invoices will be submitted as of the 15th and last day of each month and will be paid within 10 days of presentment.

Our engagement of you is subject to the terms set forth in this letter and in ECD’s Standard Terms and Conditions – Consulting Services (Rev. January 2010), a copy of which is attached.  Defined terms used in this letter will have meanings consistent with Standard Terms and Conditions – Consulting Services (Rev. January 2010), and this letter constitutes a “Statement of Work” thereunder.

If this Agreement is satisfactory and you are willing to perform the Services pursuant to these terms and conditions, please sign below.  Any signed copy of this Agreement made by photocopy, facsimile, or PDF Adobe format shall be considered an original.

Sincerely, ENERGY CONVERSION DEVICES, INC.

By:	/s/ Jay B. Knoll
Jay B. Knoll
Its:	Executive Vice President

Agreed and accepted:

/s/Kriss Andrews
KRISS ANDREWS

STANDARD TERMS AND CONDITIONS CONSULTING SERVICES

These Standard Terms and Conditions - Consulting Services contain the general terms and conditions applicable to a business relationship between Energy Conversion Devices, Inc. and/or one or more of its affiliates (“ECD”) and Consultant, pursuant to which Consultant will provide services (the “Services”) to assist ECD in a project (the “Project”) as specified in a statement of work signed by ECD and Consultant (the “Statement of Work”).  The fully-executed Statement of Work and these Standard Terms and Conditions - Consulting Services, together with any supplements referenced in the Statement of Work, are collectively this “Agreement.”
1. Services.  Consultant will perform the Services in a professional manner in compliance with all laws using commercially reasonable efforts to achieve the goals in the Statement of Work according to the schedule in the Statement of Work.  Upon ECD’s request, Consultant may provide additional services upon such terms as the parties may agree.
2. Company Property.  ECD may furnish Consultant or provide Consultant access to facilities, data, tools and other materials in connection with the Project.  Consultant will use reasonable care and observe all applicable ECD security and facilities policies and procedures when using or accessing such facilities, data, tools and other materials.  Consultant will not obtain any right, title or interest in such facilities data, tools and other materials and will, immediately upon termination of this Agreement or any time upon ECD’s request, return all such tools, data and other materials to ECD.
3. Payments.  Consultant will invoice ECD on a monthly basis for the Services at the rates specified in the Statement of Work, together with any reimbursable expenses.  Payment terms are 60 days net, unless specified otherwise in the Statement of Work. ECD will reimburse Consultant for the reasonable and approved out-of-pocket costs and expenses incurred in connection with performing the Services, subject to Consultant providing ECD with appropriate documentation of such costs and expenses.  Travel and expense reimbursement, if applicable, will be in accordance with ECD’s travel policy.
4. Term.  The Services are provided on an as required basis and may be terminated at any time in whole or in part by either party, without charge or penalty.  Such termination will not relieve ECD of its obligation to pay for Services rendered before the effective date of such termination.
5. Confidentiality.  Consultant may receive information that is confidential to ECD.  Consultant will use reasonable care to hold in confidence, not disclose to any third party without ECD’s prior, written consent, and not use for any purpose other than the furtherance of the relationship with ECD, such confidential information.  The level of reasonable care will not be less than the amount of care Consultant would use regarding its own confidential information of like importance.  Upon ECD’s request, Consultant will return, destroy or delete, and will require and verify that its personnel return, destroy or delete, all materials that contain ECD’s confidential information.  Further, it is the Company’s policy to respect third parties’ intellectual property rights, and accordingly Consultant will not disclose to the Company any information that is non-public, proprietary or confidential to any third party.
6. Intellectual Property.
(a) Background Technology.  Each party retains all right, title and interest in and to its Background Technology, and the other party does not obtain, by virtue of this Agreement or the Services, any right, title or interest in or to the other party’s Background Technology, except that ECD will have a royalty-free right to use Consultant’s Background Technology to the extent incorporated into any deliverables that are Project Technology or reasonably necessary to fully utilize the Project Technology for its intended purposes.
(b) Project Technology. ECD will own all right, title and interest in and to all Project Technology.
(c) Definitions.  As used in this Agreement, the following terms have the meanings indicated:
 “Intellectual Property” means all patents (including applications for patents), inventions, copyrights, confidential or proprietary information, trade secrets, trademarks, service marks, know-how, developments, improvements, results, software, data and other information, irrespective of form, whether patented or unpatented, copyrighted or uncopyrighted.
“Background Technology” means all Intellectual Property conceived, developed, acquired, owned or controlled by a party (1) before the date of this Agreement, or (2) after the date of this Agreement and outside of the Project.

“Project Technology” means all Intellectual Property conceived, developed, acquired, owned or controlled by a party during the course of the Project, including Consultant’s work product.  “Project Intellectual Property” does not include either party’s Background Technology.
7. Non-Compete, Non-Solicitation.  During the term of this Agreement and for a period of six months thereafter,  Consultant will not  directly or indirectly, (a) engage in any activities, perform any services or conduct any businesses that are competitive with the ECD business related to the Project or the Services, (b) solicit, attempt to hire or hire any person who is then, or within the previous six months was, employed by, a consultant to, or an agent of, ECD, (c) solicit any customer to supply products or perform services of a similar nature to those products provided or services performed by the ECD business related to the Project or the Services, or (d) cause, induce, or encourage any investor, employee, consultant, agent, customer or supplier of ECD to terminate or adversely change its relationship with ECD.
8. Warranties; Damages.  The Services are provided “as is”, “as available” and with all faults, and the entire risk as to satisfactory quality, performance and accuracy is with ECD. Neither party will be liable for any consequential, incidental, indirect or punitive damages (including, without limitation, loss of profits, loss of use, opportunity costs, interruption of business or costs of procuring substitute goods) resulting from, arising out of or in any way relating to the Services, the Project or this Agreement.
9. Miscellaneous.
(a) Complete Agreement. This Agreement constitutes the complete and entire agreement between the parties and supersedes any prior or contemporaneous agreements between the parties with respect to its subject matter.  No employees, agents or representatives of ECD are authorized to make any representation, warranty or covenant.  Accordingly, such additional oral statements do not constitute representations or warranties of ECD, should not be relied upon by Consultant and are not part of this Agreement.
(b) Independent Contractor.  Consultant will provide the Services as an independent contractor, and nothing in this Agreement will be construed to constitute Consultant as the agent or employee of ECD for any purposes whatsoever.  Accordingly, Consultant has no authority to enter into any agreement or incur any obligations on ECD’s behalf, or commit ECD in any other manner.  Consultant will be responsible for all taxes (including tax withholdings) that may be applicable to any payments under this Agreement, as well as insurance (including worker’s compensation insurance) and benefits.  Consultant is not entitled to participate in or receive benefits under any plan or program of ECD or any of its affiliates.
(c) Conflicts.  These terms and conditions supersede any conflicting terms and conditions that may appear in any agreement, purchase order or other document, unless such document specifically states that it is modifying these terms and conditions and is signed by a duly authorized representative of ECD.
(d) Waiver.  The failure of either party to enforce its rights under this Agreement at any time for any period of time will not be construed as a waiver of those or any other rights.
(e) Assignment.  Neither party may transfer or assign any of its rights nor delegate any of its obligations without the prior written consent of the other party.
(f) Governing Law. This agreement will be governed by Michigan law (excluding any conflicts of law provisions).
(g) Arbitration.  Any disputes that may arise involving the terms of this Agreement will be resolved exclusively by final and binding arbitration before the American Arbitration Association; provided that ECD may seek equitable relief for violations of this Agreement by Consultant pending outcome of arbitration proceedings.  The award of the arbitrator will be entered in any court of competent jurisdiction.
(h) Publicity.  Neither party will make any public announcement regarding the existence of this relationship or any of the key terms, unless it obtains the other party’s prior consent or required by law, except that Consultant may identify ECD as a customer in brochures, presentations and other advertising and promotional material.
(i) Counterparts.  This Agreement may be signed in counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same Agreement.  Any signed copy of this Agreement made by photocopy, facsimile, or PDF Adobe format will be considered an original.

© Energy Conversion Devices, Inc.	Page 1 of 1	Rev. January 2010